Exhibit 2.5

CERTIFICATE OF MERGER

OF

BCDI MERGER SUB II LLC

INTO

ONE BLOCKCHAIN LLC

March 16, 2026

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is One Blockchain LLC, a Delaware limited liability company, and the name of the limited liability company being merged into this surviving limited liability company is BCDI Merger Sub II LLC, a Delaware limited liability company.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities.

THIRD: The name of the surviving limited liability company is One Blockchain LLC, a Delaware limited liability company.

FOURTH: The Certificate of Formation of the surviving limited liability company shall be the Certificate of Formation of BCDI Merger Sub II LLC immediately prior to the merger.

FIFTH: The merger is to become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The Agreement of Merger is on file at 1540 Broadway, Suite 1010, New York, NY 10036, the principal place of business of the surviving limited liability company.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of any constituent limited liability company.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized officer, on March 16, 2026.

ONE BLOCKCHAIN LLC

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

[Certificate of Merger: BCDI Merger Sub II LLC - One Blockchain LLC.]